Exhibit 10.4

Dendrite International, Inc.

Compensation Committee

ESPP - Treatment of Plan Participants in Merger Agreement

Resolutions

March 1, 2007

The following resolution was unanimously adopted by the Compensation Committee of the Board of Directors of Dendrite International, Inc. (the “Company”) at a meeting of the Committee held on March 1, 2007.

RESOLVED, that given that there are and were insufficient shares of Company common stock (“Shares”) available under the Company’s Employee Stock Purchase Plan (“ESPP”) to deliver to the participants the Shares that would have otherwise been purchased under the ESPP during the offering periods relating to the Company’s 2006 fourth quarter (“4Q Offering Period”) and the 2007 first quarter (“1Q Offering Period”) the Committee considers it fair, equitable, reasonable and appropriate for the Company to make certain cash payments to the ESPP participants; and

RESOLVED, that the Company is hereby fully authorized to commit to pay (and to pay), at the closing of the Merger, to each participant in the ESPP who had elected to participate in and to purchase shares of the Company’s common stock under the ESPP in the offering period (“4Q Offering Period”) relating to the Company’s 2006 fourth quarter, (i) an amount equal to the amount actually deferred by each such participant in the 4Q Offering Period which has not been converted into shares pursuant to the ESPP, with interest at a rate reasonably determined by the Company, plus (ii) an amount equal to: (x) the Per Share Merger Consideration less (y) the discounted purchase price applicable under the ESPP for the 4Q Offering Period, times (z) the theoretical number of shares which the participant would have acquired under the ESPP in the 4Q Offering Period using the cash actually deferred by the participant for the 4Q Offering Period which has not been converted into shares pursuant to the ESPP; and

RESOLVED, that the Company is hereby fully authorized to commit to pay (and to pay), at the closing of the Merger, to each participant in the ESPP who had elected to participate in and to purchase shares under the ESPP in the offering period (“1Q Offering Period”) relating to the Company’s 2007 first quarter, (i) an amount equal to the amount actually deferred by each such participant in the 1Q Offering Period, with interest at a rate reasonably determined by the Company, plus (ii) an amount equal to: (x) the Per Share Merger Consideration less (y) the discounted purchase price applicable under the ESPP for the 1Q Offering Period, times (z) the theoretical number of shares which the participant would have acquired under the ESPP in the 1Q Offering Period based on the amount actually deferred by the participant during the 1Q Offering Period; and

RESOLVED, that in the event the proposed Merger is not consummated, the Company is hereby fully authorized to commit to pay (and to pay) the amounts contemplated in the prior two resolutions as though the Per Share Merger Consideration were equal to the fair market value of the Company’s common stock used to determine the discounted purchase price applicable under the ESPP for the 4Q Offering Period or the 1Q Offering Period, as applicable; and

RESOLVED, that the Company will not accept deferrals or participation for any offering period following the 1Q Offering Period; and

RESOLVED, that the officers of the Company be and hereby are authorized (with full power of delegation), empowered and directed, for, on behalf of, and in the name of the Company, to take all further actions necessary or desirable in order to execute and implement the foregoing resolutions, and to incur such expenses as are in their judgment necessary or appropriate to carry out the foregoing resolutions, with the taking of any and all such actions and the performance of any and all such things in connection therewith conclusively establishing each such officer’s authority therefore from the Company.

/s/ Bernard M. Goldsmith	/s/ Peter W. Ladell
Bernard M. Goldsmith	Peter W. Ladell

/s/ Edward J. Kfoury
Edward J. Kfoury